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                                                                     Exhibit 4-N

                                 FIRST AMENDMENT

      THIS FIRST AMENDMENT dated as of April 11, 2002 (this "Amendment") amends the Security Agreement dated as of April 14, 2000 (the "Security Agreement") among TruServ Corporation (the "Company"), various subsidiaries of the Company (together with the Company, the "Debtors") and Bank of America, N.A., as Collateral Agent (in such capacity, the "Collateral Agent"). Terms defined in the Security Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

      WHEREAS, the Debtors and the Collateral Agent have entered into the Security Agreement; and

      WHEREAS, the parties hereto desire to amend the Security Agreement in certain respects as more fully set forth herein;

      NOW, THEREFORE, the parties hereto agree as follows:

      SECTION 1 Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 3, the Security Agreement shall be amended as follows:

      1.1   Amendment to Section 1.  Section 1 is amended as follows:

      (a) The definition of "Assignee Deposit Account" is deleted in its entirety.

      (b) The following new definitions are added to Section 1 in proper sequence:

            "Blocked Account Agreement" - see Section 4.

            "Clearing Bank" - see Section 4.

            "Payment Account" - see Section 4.

      1.2 Amendment to Section 4. Section 4 is amended by deleting the second, third and fourth paragraphs thereof and substituting the following therefor:

            "Until the Collateral Agent notifies the Debtors to the contrary, the Debtors shall make collection of all Accounts and other Collateral for the Collateral Agent, shall receive all payments as the Collateral Agent's trustee, and shall immediately (or, any in any event, not later than the next Business Day following receipt of any such payment) deliver all payments in their original form duly endorsed in blank into an account (the "Payment Account") established for the account of the Debtors (in the name of the Collateral Agent or the Debtors, at the option of the Collateral Agent) at a financial institution reasonably acceptable

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      to the Collateral Agent (the "Clearing Bank"), subject to an account control agreement reasonably acceptable to the Collateral Agent (a "Blocked Account Agreement"). On or prior to the date hereof, the Debtors shall establish a lock-box service for collections of Accounts at the Clearing Bank and subject to a Blocked Account Agreement and other documentation reasonably acceptable to the Collateral Agent. The Debtors shall instruct all Account Debtors to make all payments directly to the address established for such service. If, notwithstanding such instructions, any Debtor receives any proceeds of Accounts, it shall receive such payments as the Collateral Agent's trustee, and shall immediately (or, in any event, not later than the next Business Day following receipt of any such payment) deliver such payments to the Collateral Agent in their original form duly endorsed in blank or deposit them into the Payment Account, as the Collateral Agent may direct. All collections received in any lock-box or the Payment Account or directly by a Debtor or the Collateral Agent, and all funds in the Payment Account or any other account to which such collections are deposited shall be subject to the Collateral Agent's sole control and withdrawals by any Debtor shall not be permitted. The Collateral Agent or the Collateral Agent's designee may, at any time after the occurrence of a Default, notify Account Debtors that the Accounts have been assigned to the Collateral Agent and of the Collateral Agent's security interest therein, and may collect them directly and charge the collection costs and expenses to the Payment Account as a Committed Loan. So long as a Default has occurred and is continuing, each Debtor, at the Collateral Agent's request, shall execute and deliver to the Collateral Agent such documents as the Collateral Agent shall reasonably require to grant the Collateral Agent access to any post office box in which collections of Accounts are received.

            If sales of Inventory are made or services are rendered for cash, the applicable Debtor shall immediately deliver to the Collateral Agent, or deposit into the Payment Account, the cash which such Debtor receives.

            All payments (including immediately available funds received by the Collateral Agent at a bank account designated by it) will be the Collateral Agent's sole property for its benefit and the ratable benefit of the Lenders; provided that payments (a) received following the receipt of written notice by the Collateral Agent from a Benefited Party that a Final True-Up Event has occurred or (b) which constitute Interim Proceeds will be held by the Collateral Agent for the ratable benefit of the Benefited Parties to be applied as set forth in Section 4 of the Intercreditor Agreement.

            Each Debtor authorizes the Collateral Agent to, and the Collateral Agent will on each Business Day, subject to the terms of the Intercreditor Agreement, apply the whole or any part of any amounts received by the Collateral Agent (whether deposited in the Payment Account or otherwise received by the

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      Collateral Agent) from the collection of items of payment and proceeds of any Collateral (other than payments described in the proviso in the preceding paragraph) against the Credit Agreement Obligations, whether or not then due, in accordance with the terms of the Intercreditor Agreement; provided that no check, draft or other instrument received by the Collateral Agent or any Lender shall constitute final payment to the Collateral Agent for the account of the Lenders unless and until such item of payment has actually been collected. Upon written request by the Company, so long as no Event of Default exists, the Collateral Agent will release to the Company all or any of the balance in the Payment Account (other than amounts which will be applied to the Credit Agreement Obligations or the other Benefited Obligations) within three days following receipt of such request."

      1.3 Amendment to Section 6. Clause (i)(A) of Section 6 is amended in its entirety to read as follows:

            "(A) So long as no Default exists, subject to the terms of the Intercreditor Agreement and the Credit Agreement, the Collateral Agent shall deliver any proceeds of such insurance which may be received by it to such Debtor".

      1.4 Amendments to Schedules. Schedules I, II, III and IV are amended in their entirety to read as set forth as Schedules I, II, III and IV hereto.

      SECTION 2 Representations and Warranties. Each Debtor represents and warrants to the Collateral Agent for the benefit of the Benefited Parties that, after giving effect to the effectiveness hereof, (a) each warranty set forth in
Section 3 of the Security Agreement is true and correct as of the date of the execution and delivery of this Amendment by the Debtors, with the same effect as if made on such date (except to the extent such warranty expressly relates to an earlier date, in which case it was true and correct as of such earlier date) and
(b) no Default exists.

      SECTION 3 Effectiveness. The amendments set forth in Section 1 above shall become effective on the date when the Collateral Agent shall have received counterparts of this Amendment executed by the Debtors.

      SECTION 4  Miscellaneous.

      4.1 Continuing Effectiveness, etc. As herein amended, the Security Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the effectiveness of this Amendment, all references in the Security Agreement, the Collateral Documents and the Financing Agreements to "Security Agreement" or similar terms shall refer to the Security Agreement as amended hereby.


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      4.2 Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

      4.3 Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of Illinois.

      4.4 Successors and Assigns. This Amendment shall be binding upon the Debtors, the Benefited Parties and the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of the Debtors, the Benefited Parties and the Collateral Agent and the respective successors and assigns of the Benefited Parties and the Collateral Agent.

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      Delivered as of the day and year first above written.

                               TRUSERV CORPORATION


                              By: /s/ BARBARA L. WAGNER
                              Name Printed: Barbara L. Wagner
                              Title: Vice President


                              TRUSERV ACCEPTANCE COMPANY
                              TRUSERV LOGISTICS COMPANY
                              GENERAL PAINT & MANUFACTURING
                              COMPANY
                              MARYGREEN, LLC
                              TRUE VALUE.COM CORPORATION


                              By: /s/ BARBARA L. WAGNER
                              Name Printed: Barbara L. Wagner
                              Title: Vice President


                              BANK OF AMERICA, N.A., as Collateral Agent


                              By: /s/ DAVID A. JOHANSON
                              Name Printed: David A. Johanson
                              Title: Vice President


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